Exhibit (d)(8)

[i2 Telecom International, Inc. Letterhead]

May 9, 2008

Mr. Bruce Friedman

1509 Greenfield Ave., Apt. #203

Los Angeles, CA 90025

Sent via e-mail: bcf@heartcheck.com

Re: Purchase Agreement for 800-4cellular

Dear Bruce:

This is a Purchase Agreement, effective May 9, 2008 made between i2 Telecom International, Inc., a corporation organized and existing under the laws of the State of Delaware, and having its principal place of business at 5070 Old Ellis Pointe, Suite 110, Roswell, Georgia 30076 (“Purchaser”) and Bruce Friedman, an Individual residing at 1509 Greenfield Ave., Apt. #203, Los Angeles, CA 90025 (“Seller”).

Seller warrants that it is the lawful owner of all rights to use in the 800 phone number 800-4cellular, (the “800 Number”) including all rights pursuant to 35 U.S.C. § 154 and any and all ownership entitlements; and all rights to apply for continuation of use (hereafter the “Ownership Rights”).

As of today’s date, in exchange for 100,000 shares of registered S-8 common stock of Purchaser, Seller hereby grants to Purchaser the exclusive, fully paid-up Ownership Rights.

Seller warrants that it has no knowledge of any rights of others that would interfere with the Purchaser’s use and Ownership Rights pursuant to this Agreement.

Seller warrants that the 800 Number has not gone abandoned for which abandonment resulted solely from unpaid fees and, has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the 800 Number may be invalid, unuseable, or unenforceable.

Seller agrees to indemnify and hold Purchaser harmless for any and all claims against Seller relating to the 800 Number.

Seller agrees to waive all claims for profits and damages otherwise collectable by Seller by reason of past use, if any.

Except as expressly set forth herein, Seller makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the, use, sale or other disposition by Purchaser or its customers, of products or methods incorporating or made by use of inventions subject to this Agreement or any information which may be furnished by Seller under this Agreement.

EXCEPT IN THE EVENT OF A BREACH OF ANY OF THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, THE TOTAL LIABILITY OF EITHER PARTY ARISING UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE PAID FOR BY PURCHASER FOR THE 800 NUMBER. THE PARTIES ACKNOWLEDGE THAT THE LIMITATION SET FORTH IN THIS SECTION OF THE AGREEMENT ARE AN ESSENTIAL ELEMENT OF THIS AGREEMENT.

The parties hereby acknowledge and agree that:

(a)	the provisions and restrictions contained in this Agreement are reasonable and necessary for protection of the legitimate interests of the parties hereto;

(b)	neither party would have entered into this Agreement in the absence of such provisions and restrictions; and

(c)

any violation of any provision of this Agreement by a party hereto or such party’s agents and representatives may result in irreparable injury to the other party hereto, which injury may be inadequately compensable in monetary damages.

Therefore, each party acknowledges and agrees that the other party shall be entitled to seek preliminary and/or permanent injunctive relief from any violation or threatened violation of this Agreement by the other party hereto or by such other party’s agents or representatives.

Seller hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by Seller and, as of the date first mentioned above, constitutes Seller’s valid and binding obligation, enforceable in accordance with its terms.

This Agreement (including the transfer and Ownership Rights) constitutes the entire agreement and understanding of the parties with regard to the 800 Number and related matters and replaces in their entirety all prior agreements, discussions, negotiations and understandings between the parties concerning the subject matter hereof. Neither party shall be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in this Agreement or in any subsequent written amendment to this Agreement signed by both parties.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

This Agreement shall be construed in accordance with and governed by the laws of the Georgia.

No course of dealing between or among the parties to this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party to this Agreement.

The rights, remedies and benefits provided by this Agreement shall be cumulative and not exclusive of any other rights, remedies and benefits allowed by law, in equity, bankruptcy or otherwise. Except as expressly stated herein, nothing in this Agreement is intended to confer benefits, rights or remedies unto any other person other than the parties hereto or their permitted successors and assigns.

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The waiver of a breach of, or default under, any terms of this Agreement shall not be construed as a waiver of any subsequent breach or default.

Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that each party and that party's counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by all of the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement. Each party to this Agreement acknowledges that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted it has no application and is expressly waived by each party to this Agreement.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Each party hereto agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be necessary, advisable or appropriate to carry out the intent and purposes of this Agreement.

Sincerely,

/s/ Paul R. Arena

Paul R. Arena
Chief Executive Officer

Agreed:

By:__/s/ Bruce C. Friedman_________________________

Bruce Friedman,
An Individual